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CINGULAR WIRELESS LLC
EXHIBITS - Computation of Ratio of Earnings to Fixed Charges (Unaudited).

                                                                      EXHIBIT 12

                              Cingular Wireless LLC
          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                              (Dollars in Millions)

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
                                            Period from                Year Ended December 31,
                                           April 24, 2000 -            -----------------------
                                          December 31, 2000     2001            2002            2003
                                          -----------------  ----------      ----------      ----------
FIXED CHARGES
Interest expense                             $      231      $      822      $      911      $      856
Interest capitalized during
       the period                                     2              16              27              15
Amortization of debt issuance
       expenses                                      --              --              --              --
Portion of rental expense
       representative of interest                    27             135             152             163
                                             ----------      ----------      ----------      ----------

             Total Fixed Charges                    260             973           1,090           1,034

EARNINGS
Income (loss) from continuing
       operations before income taxes               128           1,700           1,251           1,050
Add (deduct) the following:
       Amortization of capitalized
             interest                                --              --              --              --
                                             ----------      ----------      ----------      ----------

             Subtotal                               128           1,700           1,251           1,050

Fixed charges per above                             260             973           1,090           1,034
Less interest capitalized during
       the period                                    (2)            (16)            (27)            (15)
                                             ----------      ----------      ----------      ----------

Total earnings                               $      386      $    2,657      $    2,314    $      2,069
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Ratio of earnings to fixed charges                 1.49            2.73            2.12            2.00
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